Exhibit 99.1

Entrepreneur Universe Bright Group Reports Third Quarter 2025 Financial Results

XI’AN, China, November 12, 2025 — Entrepreneur Universe Bright Group (“EUBG” or the “Company”), a Nevada corporation, today announced its unaudited financial results for the quarter ended September 30, 2025.

Financial Highlights

●	Revenue: USD 1,217,966 for the three months ended September 30, 2025, compared to USD 1,670,203 for the three months ended September 30, 2024, representing a 27% decrease.

●	Gross Profit: USD 1,080,656 for the three months ended September 30, 2025, compared to USD 1,490,851 for the three months ended September 30, 2024, a decrease of 28%.

●	Net Income: USD 395,113 for the three months ended September 30, 2025, compared to USD 703,615 for the three months ended September 30, 2024, representing a 44% decrease.

●	Total Comprehensive Income: USD 477,097 for the three months ended September 30, 2025, compared to USD 872,508 for the three months ended September 30, 2024, representing a 45% decrease.

●	Cash Position: Cash and cash equivalents were approximately USD 9.56 million as of September 30, 2025.

●	Total Assets: USD 10.29 million as of September 30, 2025, compared with USD 9.39 million as of December 31, 2024.

Business Overview

EUBG provides digital marketing consultancy services through its wholly-owned PRC subsidiary, Xi’an Yunchuang Space Information Technology Co., Ltd., and its Hong Kong subsidiary. The Company helps startups and small businesses enhance brand visibility and improve sales through online platforms. EUBG does not use any VIE structure, and all operations are conducted through directly held subsidiaries in Hong Kong and China.

Strategic Outlook

EUBG remains focused on expanding high-value digital advisory and data-driven marketing solutions to better serve clients in China’s rapidly evolving digital economy. The Company aims to strengthen service offerings in brand consulting, omni-channel e-commerce integration, and performance-based marketing campaigns. In addition, EUBG remains committed to maintaining robust cash flow discipline and full compliance with both PRC and U.S. regulatory frameworks.

Management Commentary

Mr. Guolin Tao, CEO of EUBG, stated:

“During the third quarter, we continued to operate prudently under a dynamic market environment. While revenues reflected temporary softness in client budgets, our underlying cash generation and balance sheet remained strong. We will continue to uphold compliance discipline, maintain financial flexibility, and deliver long-term value to our shareholders.”

About Entrepreneur Universe Bright Group

Entrepreneur Universe Bright Group is a Nevada-based holding company that conducts its operations through its wholly-owned subsidiaries in Hong Kong and the People’s Republic of China. The Company primarily engages in consulting, sourcing, and digital marketing services to support business clients across multiple industries. For more information, please visit: www.eubggroup.com.

Investor Relations Contact

Entrepreneur Universe Bright Group
Phone: +86-029-86100263
Website: www.eubggroup.com

Safe Harbor Statement

This press release contains projections and “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995 related to the Company’s business. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements that are not historical facts. When the Company uses words such as “may,” “will,” “intend,” “should,” “believe,” “expect,” “anticipate,” “project,” “estimate,” or similar expressions that do not relate solely to historical matters, it is making forward-looking statements.

Forward-looking statements are not guarantees of future performance and involve risks and uncertainties that may cause actual results to differ materially from those discussed in the forward-looking statements. These statements are subject to uncertainties and risks including, but not limited to: the Company’s goals and strategies; future business development; financial condition and results of operations; product and service demand and acceptance; competition and pricing pressures; changes in technology; government regulations; fluctuations in economic and business conditions in China; and assumptions underlying or related to any of the foregoing and other risks contained in the Company’s filings with the SEC. Investors are cautioned not to place undue reliance on any forward-looking statements in this press release. Additional factors are discussed in the Company’s filings with the SEC, available at www.sec.gov. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances.